Exhibit 23.1

NICHOLS, CAULEY & ASSOCIATES, LLC
A Professional Services Firm of:	REPLY TO:
Certified Public Accountants	2970 Clairmont RD NE
Certified Internal Auditors	Atlanta, Georgia 30329-4440
Certified Financial Planners®	800-823-1224
Certified Valuation Analysts	FAX 404-214-1302
atlanta@nicholscauley.com
Atlanta • Clarkesville • Dublin • Lake Oconee • Warner Robins
www.nicholscauley.com

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement (No.     ) on Form S-1 of Capitol City Bancshares, Inc. of our report dated March 28, 2008 relating to our audits of the consolidated financial statements, appearing in the Prospectus, which is part of this Registration Statement

We also consent to the reference to our firm under the captions “Experts” and “Selected Financial Data” in such Prospectus.

Atlanta, Georgia

April 22, 2008